Exhibit 99.1

                 iMergent Reports on Warning from AMEX


    OREM, Utah--(BUSINESS WIRE)--Oct. 12, 2007--iMergent, Inc.,
(AMEX:IIG) a leading provider of eCommerce software for small businesses and entrepreneurs, announced it has received a notification of failure to satisfy certain of the AMEX continued listing standards.

    On October 5, 2007, the AMEX advised iMergent that the company was not in compliance with continued listing standards due to the company having had inadequate internal controls, which were contrary to the public's interest and determined that the company violated Section 1003(f) (iii) of the Company Guide issued by the Exchange.

    As disclosed in the company's Form 10-Q for the quarter ended March 31, 2007, in an article in the May 5, edition of Barron's, it was alleged Donald Danks, chief executive officer, shared material non-public information with select individuals and institutional investors.

    The company also reported in Form 8-K on August 30, 2007 an investigation concerning the allegations found that Danks appears to have violated Regulation Fair Disclosure (Reg. FD) under the federal securities laws by disclosing material nonpublic information about the company's fiscal third quarter 2007 earnings to a third-party. The investigation found no evidence that Danks disclosed this information to anyone else. The company mitigated any potential misuse of the information contained in the Barron's article by releasing its quarterly financial information in a press release and on SEC Form 8-K before the stock market opened on Monday, May 7, 2007.

    The AMEX determined that, based on the fact the company took prompt corrective action to resolve the matter and ensured that it does not happen in the future, the Exchange will not apply the continued listing evaluation and follow up procedures listed in
Section 1009 of the Exchange's Company Guide.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the company sells its proprietary StoresOnline software and training services which help users build successful Internet strategies to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting and marketing products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.


    CONTACT: iMergent, Inc.
             Robert Lewis, CFO, 801-431-4695
             investor_relations@imergentinc.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates
             Kirsten Chapman/Dahlia Bailey, 415-433-3777 kchapman@lhai.com